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                                                                      Exhibit 10

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT ("Agreement") dated as of _________________, _________, is by and between Blue Ridge Energy, Inc., a Nevada corporation (the "Company"), and Edward L. Stillie ("Employee").

                                   WITNESSETH:

         WHEREAS, Employee is employed as President of the company; and

         WHEREAS, the Company and Employee wish to document certain terms of employment of Employee in such capacity,

         NOW, THEREFORE, in consideration the premises and mutual covenants herein contained, the Company and Employee hereby agree as follows:

         1. EMPLOYMENT AND TERM OF EMPLOYMENT. Subject to the terms and conditions of this Agreement, the Company hereby agrees to employ Employee, and Employee hereby agrees to serve as President of the Company, for a period of three years commencing on the date hereof, which period shall automatically be extended for an additional year on each anniversary of this Agreement thereafter (as so extended at any time, for "Term of Employment") unless notice to the contrary is given not less than 60 days prior to any anniversary of this Agreement by either party to this Agreement.

         2. SCOPE OF EMPLOYMENT. During the Term of Employment (i) Employee will serve as President with powers and responsibilities of such position set forth in the bylaws of the Company, and Employee will perform diligently to the best of his ability those duties set forth therein and in this Agreement in a manner that promotes the interests and the goodwill of the Company. Primary among those duties is the raising of capital from the broker/dealer community, private individuals and institutional markets for public and/or private funds. (ii) President will be part of management recommendation to the shareholders to serve on the Board of Directors during the term of his employment. (iii) The Company at this time shall not require employee to relocate, however, in the event company at their sole discretion determine it is the best interest of the company for employee to relocate company may require this at company expense. Employee will maintain a residence within the local area of the company's primary place of business.

         3. COMPENSATION. During the Term of Employment, the Company shall compensate Employee for his services hereunder in such amount as shall be determined by the Board of Directors of the Company from time to time, but such compensation shall not be reduced at any time in contemplation of, related to, or as the result of, a Change in Control, as defined in Section 7. Compensation shall


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                  be determined separately in a supplemental compensation
                  agreement. Employees compensation shall be set out in the attached Exhibit "A" which is hereby incorporated by reference.

         4. ADDITIONAL COMPENSATION AND BENEFITS. As additional compensation for Employee's services under this Agreement, during the Term of Employment the company agrees to provide Employee with the following reimbursements and benefits:


                  (a) The Company shall reimburse Employee for reasonable and necessary expenses incurred by Employee in furtherance of the Company's business, including a mileage allowance for all business-related travel on a per-mile basis at a rate equivalent to that allowed by the Internal Revenue Service, provided that such expenses are incurred in accordance with the Company's policies and upon presentation of documentation in accordance with expense reimbursement policies of the Company as they may exist from time to time, and submission to the Company of adequate documentation in accordance with federal income tax regulations.

                  (b) Employee may participate in any non-cash benefits provided by the Company to its employees as they may exist from time to time. Such benefits shall include leave or vacation time, medical and dental insurance, life insurance, accidental death and dismemberment insurance, retirement benefits and disability benefits, as such benefits may hereafter be provided by the Company in accordance with its policies in force from time to time. In addition, in the event of Employee's death during the Term of Employment, the company shall make available to Employee's spouse, at the expense of such spouse, medical and dental insurance as provided by the terms and conditions of the then existing medical and dental insurance policies carried by the terms and conditions the then existing medical and dental insurance policies carried by the Company unless otherwise prohibited by applicable law.

         5.       CONFIDENTIALITY.

                  (a) Employee recognizes that the Company's business involves the handling of confidential information of both the Company and the Company's affiliates and subsidiaries and requires a confidential relationship between the company, and its affiliates and subsidiaries and the Company and Employee. The Company's business requires the fullest practical protection and confidential treatment of unique and proprietary business and technical information, including treatment of unique and proprietary business and technical information, including but not limited to inventions, trade secrets, patents, proprietary and confidential data and knowledge of both the Company's affiliates and subsidiaries and the

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                           company (collectively, hereinafter called
                           "Confidential Information") which is conceived or obtained by Employee in the course of his employment. Accordingly, during and after termination of employment by the company, Employee agrees: (i) to prevent the disclosure to any third party of all such Confidential Information; (ii) not to use for Employee's own benefit any of the Company's Confidential Information, and (iii) not to aid others in the use of such Confidential Information in competition with the Company or its affiliates and subsidiaries. These obligations shall exist during and after any termination of employment hereunder. Notwithstanding anything else contained herein, the term "Confidential Information:" shall not be deemed to include any general knowledge, skills or experience acquired by Employee or any knowledge or information known to the public in general.

                  (b) Employee agrees that every item of confidential Information referred to in this Section 5 which relates to the Company's present business or which arises or is contemplated to arise out of use of the Company's time, facilities, personnel or funds prior to Employee's termination, is the property of the Company.

         6.       COVENANT NOT TO COMPETE.

                  (a) Subject to the provisions of this section, without the express prior written consent of the Company, Employee will not serve as an employee, officer, director or consultant, or in any other similar capacity or make investments (other than open market investments in no more than five percent (5%) of the outstanding stock of any publicly traded company) in any firm, corporation, association or other entity whose activities directly compete with the activities of the Company where such employment may involve assisting such competitor with such activities as the Employee performed on behalf of the Company which directly compete with those now existing or contemplated as of this date.

                  (b) Subject to the provisions of this section, without the express prior written consent of the Company, Employee will not solicit, recruit or hire, or assist any person, firm, corporation, association or other entity in the solicitation, recruitment or hiring of any person engaged by the Company as an employee, officer, director or consultant.

                  (c) Employee's obligations under (a) of this section shall continue in force only while employee is receiving salary payments from the company after termination. Employee's obligation under (b) of this section shall continue in force for two years after termination. If there has been a "Change in Control", as defined below, then the provisions of (a) and (b) of this section shall have no further force and effect after the date that such change of control occurs.

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         7.       TERMINATION.

                  (a) Either the Company or Employee may terminate Employee's employment during the Term of Employment upon 60 days' written notice. Such termination by the company shall require the affirmative vote of a majority of the members of the Board of Directors of the Company then in office who have been or will have been directors for the two-year period ending on the date notice of the meeting or written consent to take such action is first provided. In the case of termination during the Term of Employment, except in those circumstances covered by 7(b) or (c) below, Employee shall continue to receive salary for six months from the day he last worked on the Company's behalf pursuant to this Agreement, plus continuation at the Company's expense of such medical and dental coverage as then in effect for the same six month period. Notwithstanding the foregoing, Employee shall not receive such compensation if the Company terminates his employment for cause. "Cause" shall be defined as (i) commission of fraud against the Company, its subsidiaries, affiliates or customers,
                           (ii) willful refusal without proper legal cause, after 30 days' advance written notice from the Chairman of the Board of the Company and/or the Chief Executive Officer of the Company, or, after a Change in Control, from the Continuing Directors, to faithfully and diligently perform Employee's duties as directed in such notice or correct or terminate those practices as described in such notice, all within the context of a forty-hour per week schedule, or (iii) breach of Section 5 of this Agreement. During the first year of employment in the case of termination, the six months salary & benefits would continue pro-rated based on months employed.

                  (b)      Change of Control

                           (1) In the event Employee's employment is terminated by the Company, after, by, on account of, or in connection with, a "Change of Control," as defined below, or in the event Employee resigns during the Term of Employment hereunder following a "Change of Control as defined, the Company (i) shall pay Employee on his last day of employment by the Company a lump sun equal to twelve months' salary, plus an additional two weeks' salary for every year of service to the Company, (ii) continue at the Company's expense such medical and dental coverage as then in effect for the remainder of the Term of Employment, and (iii) pay one year's premium on the universal life and group term life insurance policies carried on Employee's life or any successor to, or replacement of, such policies, together with assignment (if possible under the terms thereof) of such universal life policy to Employee within one year following such termination.

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                           (2)      Change of control: "Change of control," for
                                    purposes of this Agreement, shall be deemed to have occurred upon the occurrence of any one (or more) of the following events, other that a transaction with another person controlled by, or under common control with, the Company:

                                      (A) Any person, including a "group" as
                                      defined in Section (3) (d) (3) of the
                                      Securities Exchange Act of 1934, as
                                      amended, becomes the beneficial owner of shares of the voting stock of the Company with respect to which 40% or more of the total number of votes for the election of the Board may be cast;


                                      (B) As a result of, or in connection with, any cash tender offer, exchange offer, merger, or other business combination, sal of assets or contested election, or combination of the above, persons who were directors of the Company immediately prior to such event shall cease to constitute a majority of the Board;


                                      (C) The stock holders of the Company shall approve an agreement providing either for a transaction in which the company will cease to be an independent publicly owned corporation or for a sale or other disposition of all or substantially all the assets of the Company.

                  (c) In the event of termination due to Employee's death or as a result of sickness or disability of a permanent nature rendering Employee unable to perform his duties hereunder for a period of six (6) consecutive months ("Permanent Disability") during the Term of Employment, the Company shall pay to Employee or the estate of Employee, as applicable, in the year of death or the year thereafter (i) compensation which would otherwise be payable to Employee (as determined by, and subject to the restrictions of, Section 3 hereof) up to the end of the month of his death or the end of the sixth (6th) month after he becomes unable to perform his duties hereunder, and (ii) any bonus payable to Employee pursuant to Section 3 prorated up to the date of death or disability.


         8. GOVERNING LAW. This Agreement shall be governed by and constructed under the laws of the State of Kentucky Venue and jurisdiction of any action relating to this Agreement shall lie in Bowling Green, Kentucky, Warren County.

         9. ENTIRE AGREEMENT. This agreement constitutes the sole agreement between the parties and supersedes any and all other agreements, oral or written, relating to

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                  the subject matter covered by the Agreement with the exception of certain Indemnity Agreements which may exist between the company and Employee, and which remain in force independent of this Agreement.

         10. WAIVER. Any waiver or breach of any of the terms of this Agreement shall not operate as a waiver of any other breach of such terms or conditions, or any other terms or conditions, nor shall any failure to enforce any provisions hereof operate as a waiver of such provisions or any other provision hereof.

         11. ASSIGNMENT. This Agreement is a personal employment contract and the rights and interests of Employee hereunder may not be sold, transferred, assigned or pledged.

         12. SUCCESSORS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, successors and assigns.

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         IN WITNESS WHEREOF, THE PARTIES HERETO AFFIXED THEIR SIGNATURES
HEREUNDER AS OF THE DATE FIRST ABOVE WRITTEN.

                                              BLUE RIDGE ENERGY, INC.



                                              BY
                                                 ---------------------------
                                              ROBERT D. BURR

                                              TITLE: C.E.O. & CHAIRMAN

                                              "EMPLOYEE"



                                              ------------------------------
                                              NAME: EDWARD L. STILLIE
                                              ADDRESS: 711 HAWKSBILL ISLAND DR.
                                              SATELLITE BEACH, FLORIDA 32937


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                             COMPENSATION AGREEMENT

COMPENSATION AGREEMENT DATED _________________________ Between Blue Ridge Energy, Inc., a Nevada Corporation (The Company), and Edward L. Stillie (Employee)

Per our recent discussions, the following are the components of the compensation agreement for President, Blue Ridge Energy, Inc.

         1.       Annual Salary - $180,000.00

         2.       Commission - 1% of Sales Identifies to Edward L. Stillie

         3. National Override - .2% (20 Basis Points) of Blue Ridge Energy capital raised by Edward L. Stillie, or Blue Ridge Energy Marketing Dept., National or Regional Marketing Directors.

         4. Blue Ridge Energy, Inc. Stock - Granted as per attached performance schedule. Each year stock awarded will vary in amount up or down based on capital raised.


                CAPITAL RAISED                       SHARES      SHARES AWARDED

 YEAR 1         6,000,000            6/8    x        20,000   =  15,000
 FEB 2001       8,000,000            8/8    x        20,000   =  20,000
               10,000,000           10/8    x        20,000   =  25,000

 YEAR 2         8,000,000            8/10   x        20,000   =  16,000
               10,000,000           10/10   x        20,000   =  20,000
               12,000,000           12/10   x        20,000   =  24,000

 YEAR 3        10,000,000           10/12   x        20,000   =  16,666
               12,000,000           12/12   x        20,000   =  20,000
               14,000,000           14/12   x        20,000   =  23,333

 YEAR 4        12,000,000           12/14   x        20,000   =  17,143
               14,000,000           14/14   x        20,000   =  20,000
               16,000,000           16/14   x        20,000   =  22,857

 YEAR 5        14,000,000           14/16   x        20,000   =  17,500
               16,000,000           16/16   x        20,000   =  20,000
               18,000,000           18/16   x        20,000   =  22,500

         5. Bonuses and or Salary Raises from Time to Time as Per the Board of Directors.
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         6.       Vacation - Three (3) weeks paid vacation per year.
                             Four (4) weeks paid vacation per year after two years of service.

                                               BLUE RIDGE ENERGY, INC.



                                               By
                                                  ----------------------------
                                               Robert D. Burr

                                               Title: C.E.O. & CHAIRMAN

                                               "EMPLOYEE"



                                               -------------------------------
                                               Name: Edward L. Stillie
                                               Address: 711 Hawksbill Island Dr.
                                               Satellite Beach, FL 32937